EXHIBIT 99.1

(LETTERHEAD OF CBRE HOLDING, INC.)

FOR IMMEDIATE RELEASE — May 14, 2002

For further information:
James Leonetti, Chief Financial Officer	Ronald Platisha, Executive Vice President, Finance
CB Richard Ellis	CB Richard Ellis
213.613.3770	310.354.6044

CBRE Holding, Inc. Reports 2002 First Quarter Results

Los Angeles, CA (May 14, 2002). CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., one of the world’s largest providers of real estate services, today reported its results for quarter ended March 31, 2002.

Revenue totaled $224.0 million for the quarter ended March 31, 2002, which represents an 18% decline from revenue generated in the same quarter last year.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the quarter totaled $11.1 million, a 21% decrease from last year’s results. During the first quarter of 2001, the Company recorded a $5.4 million net gain from the sale of a mortgage fund.  Excluding this one-time gain, EBITDA increased by $2.5 million or 29.1% during the first quarter of 2002 as compared to 2001.

On May 15, 2002, at 8:30 a.m. Pacific time, the Company will hold a conference call with its bondholders and discuss its results for the quarter ended March 2002.  To access the call, dial 800-611-1147, and request CB Richard Ellis 1st Quarter 2002 Earnings (outside the United States, please call 612-332-0632). Transcript of the call will be available on www.cbre.com for review within seven working days of the call.

CBRE Holding, Inc. operates its business primarily through its wholly owned subsidiary CB Richard Ellis Services, Inc., one of the world’s leading real estate services company. Headquartered in Los Angeles with 9700 employees worldwide, the company serves real estate owners, investors and occupiers through 221 offices in 47 countries. Services include property sales and leasing, property management, corporate services and facilities management, mortgage banking, investment management, capital markets, appraisal/valuation, research and consulting. For more information about CB Richard Ellis, visit the company’s website at www.cbre.com.

This release contains forward-looking statements concerning expectations for future revenues, cost reductions and earnings performance.  These statements reflect the company’s current plans and expectations and are based on information currently available to it.  They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from the results anticipated.  CB Richard Ellis undertakes no obligation to update publicly or revise any forward-looking statements.  These statements are qualified by reference to the Company’s 2001 Annual Report and Form 10-K and its quarterly reports on Form 10-Q.

CBRE HOLDING, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2002	2001
Revenue:
Leases	$72,499	$103,166
Sales	61,006	73,843
Property and facilities management fees	27,405	27,872
Consulting and referral fees	17,548	16,367
Appraisal fees	16,124	18,836
Loan origination and servicing fees	12,730	14,812
Investment management fees	11,675	8,549
Other	5,003	9,053
Total revenue	223,990	272,498
Costs and expenses:
Commissions, fees and other incentives	100,266	122,966
Operating, administrative and other	112,636	135,511
Depreciation and amortization	7,592	11,696
Merger-related and other nonrecurring charges	582	—
Total costs and expenses	221,076	270,173
Operating income	2,914	2,325
Interest income	864	800
Interest expense	16,017	9,055

Loss before benefit for income tax	(12,239)	(5,930)
Benefit for income tax	(6,144)	(3,084)
Net loss	$(6,095)	$(2,846)

EBITDA	$11,088	$14,021

EBITDA margin	5.0%	5.1%

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CB RICHARD ELLIS SERVICES, INC.(1)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 31, 2002	December 31, 2001

Assets:
Cash and cash equivalents	$19,985	$57,477
Warehouse receivable (2)	31,569	106,790
Other current assets	198,556	215,651
Property and equipment, net	65,814	68,451
Goodwill and other intangible assets, net	647,518	647,660
Deferred taxes, non current	52,630	54,002
Cash surrender value of insurance policies, deferred compensation plan	71,249	69,385
Other assets	144,477	142,888
Total assets	$1,231,798	$1,362,304

Liabilities:
Current liabilities, excluding debt	$174,439	$258,271
Warehouse line of credit(2)	31,569	106,790
Revolver and swingline credit facility	37,500	—
Senior secured term loan tranche A	44,375	46,250
Senior secured term loan tranche B	183,612	184,075
11 1/4% senior subordinated notes	225,786	225,737
Other debt(3)	61,566	65,396
Deferred compensation liability	106,929	105,104
Other long-term liabilities	46,830	46,661
Total liabilities	912,606	1,038,284

Minority Interest	4,436	4,296

Stockholders’ Equity	314,756	319,724
Total liabilities and stockholders’ equity	$1,231,798	$1,362,304

(1)	CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.
(2)	March 31, 2002 includes $31.6 million of Freddie MAC loan receivables and related non-recourse warehouse line of credit.
(3)	Includes $36.8 million at March 31, 2002 and $37.2 million at December 31, 2001, of non-recourse debt relating to a building investment in Japan.

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CB RICHARD ELLIS SERVICES, INC.

DEBT AND EQUITY

(Dollars in thousands)

(Unaudited)

	March 31, 2002	December 31, 2001

Revolver and swingline credit facility	$37,500	$—
Senior secured term loan tranche A (1)	44,375	46,250
Senior secured term loan tranche B (1)	183,612	184,075
11 1/4% senior subordinated notes	225,786	225,737
Other debt	24,838	28,217
Total debt (2)	516,111	484,279
Cash	19,985	57,447
Net debt	496,126	426,832

Stockholders’ equity	255,044	260,068
Mezzanine debt	59,712	59,656
Total stockholders’ equity	314,756	319,724

Total net debt and equity	$810,882	$746,556

(1)	Includes the current portion of these loans.
(2)	Includes at March 2002 debt for CB Richard Ellis Services, Inc. and excludes the warehouse line of credit and certain non recourse debt.

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